                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
         PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 1) (1)


                          Cal Dive International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001279141
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-(c)
         [X] Rule 13d-1(d)


         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  0001279141                     13G                 PAGE 2 OF 13 PAGES



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Corporation
      I.R.S. No.: 06-1210123
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY



--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.    SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6.    SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   599,399*
                               ------------------------------------------------
            EACH               7.    SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
            WITH
                                     599,399*

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      599,399*
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      3.9%*
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*


      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  0001279141                     13G                 PAGE 3 OF 13 PAGES



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Secured Energy Assets Fund, Limited Partnership
      I.R.S. No.: 06-1232433
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY



--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.    SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6.    SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7.    SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
            WITH
                                     0

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  0001279141                     13G                 PAGE 4 OF 13 PAGES



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Fund V, Limited Partnership
      I.R.S. No.: 06-1295657
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY



--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.    SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6.    SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7.    SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
            WITH
                                     0

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  0001279141                     13G                 PAGE 5 OF 13 PAGES



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Fund V-2, Limited Partnership
      I.R.S. No.: 06-6351960
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY



--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.    SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6.    SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7.    SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
            WITH
                                     0

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  0001279141                     13G                 PAGE 6 OF 13 PAGES



--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      First Reserve Fund VI, Limited Partnership
      I.R.S. No.: 06-1334650
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY



--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5.    SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6.    SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   599,399
                               ------------------------------------------------
            EACH               7.    SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
            WITH
                                     599,399

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      599,399
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      3.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*


      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a) Name of Issuer.

              The issuer is Cal Dive International, Inc. (the "Issuer").

         (b) Address of Principal Executive Offices.

              The Issuer's principal executive offices are located at 400 North Sam Houston Parkway East, Houston, Texas 77060.

Item 2.

         (a) Name of Person Filing.

              This Schedule 13G is being filed by First Reserve Fund V, Limited Partnership ("Fund V"), First Reserve Fund V-2, Limited Partnership ("Fund V-2"), First Reserve Fund VI, Limited Partnership ("Fund VI") and First Reserve Secured Assets Fund, Limited Partnership ("SEA" and together with Fund V, Fund V-2 and Fund VI, the "Funds") and by First Reserve Corporation ("First Reserve") which is the managing general partner of each of the Funds.

         (b) Address of Principal Business Office or, if none, Residence

              The principal business office of the Funds and First Reserve (together, the "Reporting Persons") is:

              First Reserve Corporation
              475 Steamboat Road
              Greenwich, CT  06830

         (c) Citizenship

              Each of the Funds is a Delaware limited partnership and First Reserve is a Delaware corporation.

         (d) Title of Class of Securities

              This statement relates to shares of Common Stock of the Issuer.

         (e) CUSIP Number

              The CUSIP Number for the Common Stock is 0001279141.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4. Ownership

         (a) Amount beneficially owned.

              As of December 31, 1999, the number of shares of Common Stock beneficially owned by each Reporting Person identified in Item 2 of this Schedule 13G is:

         Reporting Person                               Shares

         SEA                                                 0
         Fund V                                              0
         Fund V-2                                            0
         Fund VI                                       599,399
         First Reserve                                 599,399*


         (b) Percent of Class

              As of December 31, 1999, the percentage of shares of Common Stock beneficially owned by each Reporting Person identified in Item 2 of this Schedule 13G is:

         Reporting Person                          Percentages

         SEA                                                0
         Fund V                                             0
         Fund V-2                                           0
         Fund VI                                          3.9%
         First Reserve                                    3.9%*

         (c) Number of Shares as to which such person has:

              (i) sole power to vote or direct the vote:

                   As of December 31, 1999, the number of shares of Common Stock as to which each Reporting Person identified in Item 2 of this
              Schedule 13G had the sole power to vote or direct the vote is:

              Reporting Person                                Shares

              SEA                                                  0
              Fund V                                               0
              Fund V-2                                             0
              Fund VI                                              0
              First Reserve                                        0


              (ii) shared power to vote or direct the vote:

                   As of December 31, 1999, the number of shares of Common Stock as to which each Reporting Person identified in Item 2 of this
              Schedule 13G had shared power to vote or direct the vote is:

              Reporting Person                                Shares

              SEA                                                  0
              Fund V                                               0
              Fund V-2                                             0
              Fund VI                                        599,399
              First Reserve                                  599,399*

              (iii) sole power to dispose or direct the disposition of:

                   As of December 31, 1999, the number of shares of Common Stock as to which each Reporting Person identified in Item 2 of this
              Schedule 13G had the sole power to dispose or direct the disposition is:

              Reporting Person                                Shares

              SEA                                                  0
              Fund V                                               0
              Fund V-2                                             0
              Fund VI                                              0
              First Reserve                                        0

              (iv) shared power to dispose or direct the disposition of:

                   As of December 31, 1999, the number of shares of Common Stock as to which each Reporting Person identified in Item 2 of this
              Schedule 13G had shared power to dispose or direct the disposition is:

              Reporting Person                                Shares

              SEA                                                  0
              Fund V                                               0
              Fund V-2                                             0
              Fund VI                                        599,399
              First Reserve                                  599,399*


* First Reserve does not directly own any shares of the Issuer. As the general partner of each of the Funds, First Reserve reports indirect beneficial ownership of the aggregate shares held directly by the Funds.

Item 5. Ownership of Five Percent or Less of a Class

              The reporting persons have ceased to be the beneficial owner of more than five percent of the Common Stock.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000
       -------------------

                                      First Reserve Secured Energy Assets Fund,
                                      Limited Partnership

                                      By:  First Reserve Corporation,
                                           as Managing General Partner

                                           /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director


                                      First Reserve Fund V, Limited Partnership

                                      By:  First Reserve Corporation,
                                           as Managing General Partner

                                           /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director


                                      First Reserve Fund V-2,
                                      Limited Partnership

                                      By:  First Reserve Corporation,
                                           as Managing General Partner

                                           /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director

                                      First Reserve Fund VI, Limited Partnership

                                      By:  First Reserve Corporation,
                                           as Managing General Partner

                                           /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director


                                      First Reserve Corporation

                                      /s/ Thomas R. Denison
                                      ----------------------------------------
                                      Name:  Thomas R. Denison
                                      Title: Managing Director

                             JOINT FILING AGREEMENT

         We, the signatories of the statement on Schedule 13G filed with respect to the Common Stock of Cal Dive International Inc., to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934.

                                      FIRST RESERVE CORPORATION

                                      By:  /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director


                                      FIRST RESERVE SECURED ENERGY
                                      ASSETS FUND, LIMITED PARTNERSHIP

                                      By:  First Reserve Corporation
                                           as General Partner

                                           /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director


                                      FIRST RESERVE FUND V,
                                      LIMITED PARTNERSHIP

                                      By:  First Reserve Corporation,
                                           as General Partner

                                      By:  /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director

                                      FIRST RESERVE FUND V-2
                                      LIMITED PARTNERSHIP

                                      By:  First Reserve Corporation
                                           as General Partner

                                      By:  /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director


                                      FIRST RESERVE FUND VI
                                      LIMITED PARTNERSHIP

                                      By:  First Reserve Corporation
                                           as General Partner

                                      By:  /s/ Thomas R. Denison
                                           -----------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director